Skadden, Arps, Slate, Meagher & Flom LLP
                                4 Times Square
                           New York, New York 10036





                                                                 March 7, 2003






VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         RE: Hexcel Corporation--Post-Effective Amendments on Form S-4 (File Nos. 333-66582 and 333-71601).

Dear Ladies and Gentlemen:

         Pursuant to Rule 477(a) promulgated under the Securities Act of 1933, as amended, on behalf of Hexcel Corporation ("Hexcel"), we hereby request withdrawal of Hexcel's Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-66582) and the Registration Statement on Form S-4 (File No. 333-71601), which was filed with the Securities and Exchange Commission on March 4, 2003. Please call the undersigned at (212) 735-7886 with any questions.

                                                   Very truly yours,


                                                   /s/  Thomas W. Greenberg

                                                   Thomas W. Greenberg